SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Dec. 15, 2010

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO	84-0296600
(a Colorado corporation)
1800 Larimer, Suite 1100
Denver, Colorado 80202
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The Colorado Clean Air-Clean Jobs Act (CACJA) was signed into law in April 2010.  The CACJA required Public Service Company of Colorado (PSCo) to file a comprehensive plan with the Colorado Public Utilities Commission (CPUC) by Aug. 15, 2010 to reduce annual emissions of NOX by at least 70 to 80 percent from 2008 levels from the coal-fired generation identified in the plan.  The plan must consider emission controls, plant refueling, or plant retirement of at least 900 MW of coal-fired generating units in Colorado by Dec. 31, 2017.  The legislation further encourages PSCo to submit long-term gas contracts to the CPUC for approval.  The CACJA permits the CPUC to consider interim rate increases after Jan. 1, 2012 while a rate filing is pending and allows for multi-year rate plans.

On Dec. 15, 2010, the CPUC issued their order as required by the CACJA.  The CPUC generally approved the following:

•	Shutdown Cherokee Units 1 and 2 in 2011 and Cherokee Unit 3 (365 MW in total) by the end of 2015, after a new natural gas combined-cycle unit is built at Cherokee Station (569 MW);
•	Fuel-switch Cherokee Unit 4 (352 MW) to natural gas;
•	Shutdown Arapahoe Unit 3 (45 MW) and fuel-switch Unit 4 (352 MW) in 2013 to natural gas;
•	Shutdown Valmont Unit 5 (186 MW) in 2017;
•	Install selective-catalytic reduction (SCR) for controlling NOX and a scrubber for controlling SO2 on Pawnee Station in 2014;
•	Install SCR on Hayden Unit 1 in 2015 and Hayden Unit 2 in 2016; and
•	Convert Cherokee Unit 2 and Arapahoe Unit 3 to synchronous condensers to support the transmission system.

The CPUC also addressed cost recovery under the plan.  The CPUC provided for current recovery of construction work in progress on a forward looking basis in each rate case during the plan period and allowed for the creation of a regulatory asset and deferred accounting treatment for accelerated depreciation and removal costs.  PSCo needs to make applications for detailed cost review before commencing each phase of the plan.  The CPUC also encouraged PSCo to hold stakeholder meetings to discuss issues around a multi-year rate plan.

The total cost of the plan results in new construction of approximately $1 billion over the next 7 years.  The rate impact of the proposed plan is expected to increase future bills on average by 2 percent annually over the next ten years.  The approved plan costs less than retrofitting all of these units with emission control equipment.  The estimated cost of the plan for the years 2011 through 2017 is shown in the table below:

(Millions of Dollars)	2011	2012	2013	2014	2015	2016	2017	Total
Combined cycle	$16.0	$81.0	$203.1	$105.4	$103.1	$25.9	$-	$534.5
Pollution control unit	69.0	77.5	66.3	93.4	26.1	8.6	-	340.9
Transmission	1.2	3.1	3.1	4.5	11.4	-	-	23.3
Gas pipeline	5.9	6.1	57.2	40.7	-	-	-	109.9
Total	$92.1	$167.7	$329.7	$244.0	$140.6	$34.5	$-	$1,008.6

Except for the historical statements contained in this 8-K, the matters discussed herein, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements may be identified in this document by the words “would,” “believe,” “estimate,” “expect,” “likely,” “may,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy and PSCo in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of each of Xcel Energy’s and PSCo’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and Sept. 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dec. 17, 2010	Xcel Energy Inc. (a Minnesota corporation)
Public Service Company of Colorado (a Colorado corporation)

/s/ DAVID M. SPARBY
David M. Sparby
Vice President and Chief Financial Officer